Exhibit 99.1

Ebix Completes Acquisition of Foreign Exchange and Outward Remittance Business from CentrumDirect Limited (CDL)

Johns Creek, GA - June 05, 2018: Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance, financial, e-governance, e-learning and healthcare industries, today announced that it has completed the acquisition of India based CentrumDirect Limited (CDL), the undisputed leader in India’s foreign exchange and outward remittance markets for approximately $175 million. CDL is one of the few named players in India with the requisite AD-II and FMCG regulatory licenses to conduct these businesses through a vast network encompassing 165 outlets spread across 55 cities, 200+ franchisee partners, 2,000+ travel agents, 50+ banks and financial institutions, 1000+ SMEs, and 150+ large corporate clients. The acquisition was announced through a press release dated April 3rd 2018.

The addition of the CDL Exchange to the EbixCash portfolio further strengthens Ebix’s leadership in India’s Financial Exchange markets:

◦	EbixCash already has a dominant leadership position in the inward remittance exchange arena in India.

◦	EbixCash is already the largest domestic remittance exchange in India with domestic remittance volume of approximately $100 million per month.

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EbixCash is also a recognized leader in prepaid cards, domestic remittances and bill payments, processing approximately 600,000 transactions per day and approximately $2 Billion in annual payment volume.

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EbixCash is already recognized as a leader in the Gift card space with brand gift cards across all categories with 100+ Brand copartners like Amazon, Flipkart.com, Croma, Lifestyle, Big Bazaar, Tanishq, BookMyShow.com, Reliance Digital, MakeMyTrip.com, Café Coffee Day, Pizza Hut, Myntra.com, Pantaloon etc.

◦	EbixCash is a leader in the utility payment space serving as a payment exchange for large utility providers like BSES, Tata Power, NDPL, Reliance Energy and Mahanagar Gas etc.

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Ebix’s recent joint venture initiative with Bombay Stock Exchange positions it as a gateway for insurance carriers to sell insurance to India’s vast population through EbixCash’s tens of thousands of phygital outlets across the country, besides BSE’s strong network across the country.

About Ebix Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance, financial, e-governance, e-learning and healthcare industries, Ebix, Inc. provides end-to-end on-Demand solutions ranging from infrastructure exchanges, front end & back end enterprise systems, outsourced administrative & custom software development solutions, and risk compliance solutions for various entities involved in these industries.

With 50+ offices across Australia, Brazil, Canada, India, New Zealand, Singapore, the US and the UK, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty

Exhibit 99.1

insurance while conducting in excess of $100 billion in insurance premiums annually on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of domain specific business and technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com

About EbixCash

An Ebix Group initiative, EbixCash is emerging as one of the leading Financial Exchanges in India. With a ‘Phygital” strategy that combines 260,000 physical distribution outlets to a Omni-channel online digital platform, EbixCash has established an enterprise financial exchange portfolio that encompasses leadership in money remittance (domestic & international), travel, pre-paid & gift cards, utility payments etc. Ebix’s recent joint venture initiative with Bombay Stock Exchange positions it strongly in India’s insurance sector. EbixCash’s portfolio of products can be accessed digitally anywhere as also across its distribution outlets spread over 5,500+ cities and towns. For further details, visit www.ebixcash.com

CONTACT:

Bhavik Vasa
+91 9819389881 or bhavikv@ebixcash.com

Darren Joseph
678 -281-2027 or IR@ebix.com

David Collins or Chris Eddy
Catalyst IR - 212-924-9800 or ebix@catalyst-ir.com